Q4 Guidance... $11+ million Revenues... Business Outlook Bullish ... Zanett on Track to Profitable Q4 EBITDA*... FY2006 Revenues Forecasted +27%...

Thursday November 30th, 8:15 am EDT

NEW YORK--(BUSINESS WIRE)-November 30, 2006-- Zanett Inc. (NASDAQ: ZANE -
News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, today announced Revenue guidance for fourth quarter of 2006, together with positive EBITDA* guidance. Furthermore FY2006 Revenues are forecasted to be between $44 million and $45 million, a 26% to 29% Revenue Growth over FY2005.

GUIDANCE

The following statements are based on current management expectations. These statements are forward-looking and actual results may differ materially.
This guidance supersedes and replaces any and all guidance or comments made by Zanett management prior to this date.

The company expects its Q4 2006 services revenue, including reimbursed expenses, to be in the range of $10.8 million to $11.3 million. The guidance range would represent services growth of 17% to 22% y-o-y (ie, over the fourth quarter of 2005) and, together with results from Q1, Q2, and Q3 would be tracking a total Revenue amount of $44 million to $45 million for all of FY2006, a growth of 26% to 29% over Revenues of FY2005.

BANK LINE OF CREDIT

Claudio Guazzoni, Chairman and CEO stated, "The fundamentals underlying Zanett's operations have never been better. Zanett is continuing to show new signs of strength. We are looking forward to the growth prospects stemming from a line-of-credit twice the size of our current one. The approval process of the new line-of-credit has reached the next phase, and we expect the bank line-of credit to commence by year's end."

GAAP PROFITABILITY

"We are currently cash profitable. For FY2006 the difference between cash profitability and GAAP profitability is the $1.8 million in non-cash charges. We are currently working hard to ameliorate this issue. We are targeting GAAP profitability to occur by the end of Q1," concluded Mr Guazzoni.

*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortisation) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net income plus all cash and non-cash interest expense, plus all cash and non-cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

ABOUT ZANETT (www.zanett.com)
Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.

Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett is an Oracle Partner and member of the Oracle PartnerNetwork, a global business network who deliver innovative software solutions based on Oracle software. Oracle partners are able to offer their customers leading-edge solutions backed by Oracle's position as the world's largest enterprise software company. Only Partners who are able to demonstrate the highest level of product knowledge, technical expertise and a commitment to business with Oracle qualify for the Oracle Certified Advantage Partner level.

Zanett currently employees over 210 people nationwide and is headquartered in New York City, with offices in Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, Philippines, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarters ended September 30, 2006, June 30 2006, March 31 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Source: Zanett, Inc.